UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2020

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)	(Zip code)

(559) 782-4900

 (Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BSRR	NASDAQ Global Select Market

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2020, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), announced the appointment of Jennifer A. Johnson as Executive Vice President and Chief Administrative Officer effective February 3, 2020.  This is a newly created executive officer position that will oversee the Company’s central operations, information technology, and human resources departments.

Ms. Johnson has over 30 years of experience in Operations and Information Technology.  Most recently she worked for Equity Bank, a $4.1 billion financial institution headquartered in Wichita, KS, as their Executive Vice President and Chief Information/Operations officer from January 2012 through October 2017 and the Executive Vice President and Chief Services Officer from October 2017 to November 2019.  Prior to Equity Bank, she worked at Sunflower Bank in Salina, KS for 13 years.  At Sunflower Bank, she was the Executive Vice President and Chief Operations/Information Officer.  In her roles, Ms. Johnson has had specific oversight of operations, call center, treasury, branch support, digital banking, payment systems, card processing, centralized services, and new product initiatives among other corporate operations functions.

Ms.  Johnson, currently 56 years old, holds a Bachelor of Science degree from Benedictine College in Kansas, and a Master of Business Administration degree from Kansas Wesleyan University.

On January 16, 2020 the Company’s Compensation Committee approved an employment agreement by and between Sierra Bancorp, Bank of the Sierra and Ms.  Johnson which commences on February 3, 2020 and continues through December 31, 2022.  The employment agreement was executed on January 17, 2020.  Subsequent to the initial term it will automatically renew for a one-year term, and will continue to renew every year thereafter unless either Ms. Johnson or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  The agreement specifies a minimum base annual salary of $340,000 and an annual discretionary bonus of up to 50% of her annual base salary, as well as severance benefits in certain circumstances equal to as much as her annualized base salary plus maximum potential bonus, conditioned on her full and complete release of claims against the Company or its affiliates arising from or in any way related to her employment or termination of her employment.  Moreover, the agreement provides for the grant of options on 20,000 shares of the Company’s stock, which will vest at the rate of 20% on each grant date anniversary until fully vested.  The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Ms.  Johnson for certain circumstances.  In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions.  See exhibit 99.1 for more detailed information on Ms.  Johnson’s employment agreement.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.  The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Jennifer Johnson, dated January 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Executive Vice President & Chief Financial Officer
Dated: January 17, 2020	SIERRA BANCORP By: /s/ Christopher G. Treece Christopher G. Treece Executive Vice President & Chief Financial Officer